FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

DORATO RESOURCES INC. (the “Issuer”)

Suite 1920 – 1188 West Georgia Street

Vancouver, B.C. V6E 4A2

Item 2.	Date of Material Change

August 31, 2009

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is August 31, 2009.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer reports that they have retained Ascenta Capital Partners Inc. of Vancouver British Columbia to provide investor relations services.

Item 5.	Full Description of Material Change

The Issuer reports that they have  retained Ascenta Capital Partners Inc. (“Ascenta”), of Vancouver, British Columbia, to provide investor relations services.

Ascenta will receive a monthly retainer of $6,000 for a 12-month term, terminable upon 30 days notice by either party. The Issuer will also issue, as compensation to Ascenta, an option to purchase 150,000 common shares. The options, granted in accordance with the Issuer’s stock option plan, are exercisable for a period of two years at a price of C$0.50 per share and are subject to regulatory approval. The options will vest in accordance with the provisions of the Issuer’s stock option plan and the policies of the TSX Venture Exchange. The Issuer has also agreed to issue to Ascenta an additional 100,000 stock options at a later date with an exercise price set at that time.

Ascenta does not currently have any interest, directly or indirectly, in the Issuer or its securities.

About Ascenta Capital Partners Inc.

Ascenta is a leading provider of investor relations services to public companies in Canada. Since 2000, Ascenta has been assisting public companies with investor relations and corporate communications. Its team has worked for companies ranging from micro and midcap resource and technology companies to Fortune 500 multinationals.

This material change report contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward looking information” within the meaning of the British Columbia Securities Act and the Alberta Securities Act. Generally, the words “expect”, “intend”, “estimate”, “will” and similar expressions identify forward-looking information. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward looking information. Statements in this press release regarding the Issuer’s business or proposed business, which are not historical facts are forward-looking information that involve risks and uncertainties, such as estimates and statements that describe the Issuer’s future plans, objectives or goals, including words to the effect that the Issuer or management expects a stated condition or result to occur. Since forward-looking statements address events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. All of the Issuer’s Canadian public disclosure filings may be accessed via www.sedar.com and readers are urged to review these materials, including the technical reports filed with respect to the Issuer’s mineral properties. The foregoing commentary is based on the beliefs, expectations and opinions of management on the date the statements are made. The Issuer disclaims any intention or obligation to update or revise forward-looking information, whether as a result of new information, future events or otherwise.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Keith J. Henderson, President & CEO

Business Telephone No.:  (604) 638-5817

Item 9.	Date of Report

September 2, 2009